Exhibit 10.3
ELAN FINANCIAL SERVICES
JOINT MARKETING AGREEMENT
     This Joint Marketing Agreement (the “Agreement”) is entered into this 15 day of September, 2008 (the “Effective Date”) by and between U.S. Bank National Association ND, Fargo, North Dakota, d/b/a Elan Financial Services, a national banking association, with its principal place of business located at 4325 17th Avenue SW, Fargo, ND 58103 (“Elan”), and Columbia River Bank, a corporation organized under the laws of Oregon, with its principal place of business located at 401 East Third Street, Suite 200, The Dalles, OR 97058 (“Correspondent”).
RECITALS
     WHEREAS, Elan offers the Elan Financial Services Credit Card Plan (the “Plan”), pursuant to which Elan offers consumer purpose and business purpose revolving charge accounts to individual consumers and to businesses, respectively, which Accounts (as defined below) may be accessed by a credit card bearing Visa or MasterCard marks; and
     WHEREAS, Correspondent would assist Elan by promoting the Plan and soliciting and obtaining additional cardmembers subject to the terms of this Agreement; and
     WHEREAS, Elan and the undersigned Correspondent desire to enter into a joint marketing agreement for the provision of certain products and services by and to each other in connection with the Plan.
     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants hereinafter set forth, and payments provided for in this Agreement, the parties agree as follows:
AGREEMENT
I. DEFINITIONS
A.	For purposes of this Agreement and except as otherwise specifically set forth in the text of the Agreement, capitalized terms shall have the meanings specified in Exhibit A, attached hereto and incorporated by reference.

B.	All terms defined in this Agreement shall have the same meaning in any Exhibits and Schedules attached hereto and/or referenced herein.

C.	Other terms defined herein shall have the meanings set forth in their context of use.
II. GENERAL RIGHTS AND RESPONSIBILITIES
A.	Correspondent.
1.	Establishment of Correspondent Account. By no later than the Effective Date, Correspondent shall establish (at Correspondent’s own institution or another financial institution of its choice) or otherwise designate a federally-insured deposit account as a Correspondent Account. Correspondent authorizes Elan to deposit amounts due to Correspondent in the Correspondent Account and upon prior notice charge the Correspondent Account for amounts due Elan immediately following the establishment of the Correspondent Account.

2.	Settlement of Amounts. Correspondent shall maintain the Correspondent Account in good standing throughout the term of this Agreement. As to all amounts that may be due to Elan from Correspondent from time to time pursuant to the terms of this Agreement, Correspondent authorizes Elan to offset such amounts against any amounts due to Correspondent or charge such amounts to the Correspondent Account, whether or not such charges create overdrafts. If the

1of 22

Correspondent Account is not held by Correspondent, Correspondent agrees that it shall be responsible for any fees or other charges, including, but not limited to overdraft or NSF fees, owing to the financial institution where the Correspondent Account has been established.

3.	Financial Information. If Correspondent is not currently a licensed member of a National Association, upon Elan’s request Correspondent shall provide such financial information as shall be necessary for Elan to secure for Correspondent any necessary license or membership from the applicable National Association. Correspondent shall reimburse Elan for the National Association entry fee(s), if applicable, annual fee(s) and any and all other fees charged by any National Association that relate to the Plan and Credit Card transactions. Elan will deduct the amount of the National Association fee(s) from the Correspondent Account. At all times, Correspondent shall take any steps necessary to ensure that it is in compliance with any applicable standards imposed upon members or licensees by Visa or MasterCard, shall promptly notify Elan if it is not in compliance with these standards, and shall indemnify Elan with respect to any fines or penalties assessed by Visa or MasterCard due to Correspondent’s failure to comply with these standards. Correspondent shall be in breach of a material obligation of this Agreement if its license or membership from Visa or MasterCard is revoked for any reason.

4.	Credit Card Manager. To coordinate and supervise its activities under this Agreement, Correspondent shall designate, from among its permanent operating personnel, a Credit Card Manager, who has decision making authority and the ability to coordinate, execute and monitor product promotions and placement in accordance with the marketing plan jointly developed by Elan and Correspondent. The Credit Card Manager must become fully familiar with the operation of the Plan and the responsibilities of Correspondent under it, and shall act as a liaison between Correspondent and Elan with respect to the Plan.

5.	Promotion of Products. Correspondent shall meet on a mutually agreed upon schedule with Elan, but no less often than annually, to discuss the status of the Plan, which discussion will include Correspondent’s commitment to and participation in ongoing acquisition marketing programs. A representative from Correspondent’s senior management will participate in each status meeting with Elan.

6.	Provision of Customer Names; Legality. Correspondent agrees to comply with all Requirements of Law in connection with the provision of information to Elan, including, but without limitation, names and addresses of potential Cardmembers, for the purpose of the solicitation of Cardmembers and potential customers, and otherwise in its own solicitation of Cardmembers and potential customers for the Products.

7.	Employee Training. Correspondent agrees to either assist Elan with training or allow Elan to train Correspondent’s new employees on the Plan and Products. Further, Correspondent shall allow Elan to retrain Correspondent’s existing employees according to a mutually agreed upon training schedule that shall include a minimum of one training session per year in order to enhance their knowledge of the Plan and Products, or communicate to Correspondent’s employees any changes that may have occurred to the Plan or Products. Elan will pay its reasonable costs associated with training conducted by Elan.
     B. Elan.
1.	Promotional Supplies, Equipment and Access to Online Account Services. Elan shall supply, at Elan’s expense, Correspondent with Elan’s standard promotional materials and other Elan required standard forms as well as access to Online Account Services, as further described below, for use by Correspondent in connection with the Plan. All such forms and materials remain the property of Elan and any supply of such items remaining in Correspondent’s possession shall be returned to

2of 22

Elan upon termination of this Agreement. Correspondent shall be solely responsible for all costs associated with specially developed promotional materials created by Correspondent.
2.	Advertising Material and Forms: Legality. Elan warrants that all advertising, applications, forms and other materials provided to Correspondent by Elan will comply with relevant Requirements of Law if used by Correspondent without modification and in accordance with instructions provided by Elan.
C.	Plan Materials.
1.	Use of Service Marks and Promotion of Plan; Advertising Materials.
a.	In connection with the promotion of the Products in this Agreement, and Elan’s sponsorship of Correspondent into Visa and/or MasterCard, Correspondent shall have limited use of the Visa Marks and/or MasterCard Marks for the limited purpose of promoting Products. Correspondent shall pay all charges or assessments that may be made by Visa or MasterCard with respect to Correspondent’s use of the Visa Marks or MasterCard Marks in connection with the Plan. Further, in connection with promotion of Products in this Agreement, Elan authorizes and grants to Correspondent during the term of this Agreement a limited license to use the Elan Marks in accordance with the provisions of this Agreement, and Correspondent hereby grants to Elan a limited license to use the Correspondent Marks during the term of this Agreement. Each of Elan and Correspondent represents, warrants and covenants to and with the other that it or its affiliate is and shall remain the sole owner of the Elan Marks and Correspondent Marks, respectively, and that it has authority to grant the license for such use, and that use of the other party’s marks by Elan or Correspondent will not infringe upon the trade name, copyright, trademark or other intellectual property rights of any third party. Following termination of this Agreement, neither party shall have the right to disseminate new marketing materials using the other’s marks.

b.	Any use of the Elan Marks, Visa Marks or MasterCard Marks by Correspondent in advertising, promotional materials or in any other media (including, but not limited to, email solicitations), shall be subject to the applicable Requirements of Law and the rules and regulations of Visa or MasterCard as established from time to time, and each such proposed use by Correspondent shall be submitted to Elan for prior approval. Correspondent shall submit any advertising of the Plan designed or modified by Correspondent to Elan for approval at least ten (10) Business Days prior to the intended date of use, and Elan will use reasonable efforts to approve or reject such advertising by the intended date of use. Elan will aid Correspondent in promoting the Plan by offering to Correspondent any reasonable request for assistance or advice with respect to advertising layout, designs and format. Correspondent shall not advertise the Plan using any advertising materials (including, but not limited to, solicitations, applications or the Correspondent Website) that have not been provided by or approved by Elan.
2.	Personalized and Other Collateral.
a.	Correspondent Marks shall be placed on certain Plan materials, including, but not limited to, Credit Cards, Account applications, Account statements, Credit Card carrier, online Account applications, Cardmember Account access web pages (as accessed via a Link) and acquisition direct mailings (if any, dependent upon Correspondent meeting Elan’s direct mail criteria) (the foregoing collectively known as “Personalized Collateral”), but will not otherwise be customized. Elan Marks shall be included on all Personalized Collateral, and Elan shall be designated as creditor and issuer of the Credit Cards. Visa Marks, MasterCard Marks or service marks or trademarks of any other National

3of 22

Association shall be included on certain Plan Materials, as applicable. Subject to Section II.C.6., below, all designs (including redesigns) of the Personalized Collateral shall be produced by Elan and shall be subject to approval of the applicable National Association. The designs of all the Personalized Collateral shall comply with applicable Requirements of Law, as well as the requirements of the applicable National Associations and shall be the property of Elan, who shall be the sole owner of any artwork, design or image appearing on the Personalized Collateral, excluding the Correspondent Marks and any names, trademarks or service marks belonging to any third party. Elan will purchase the stock and be responsible for the ordering, production and delivery of Personalized Collateral.
b.	All other Plan materials may only contain Elan Marks and, as applicable, Visa Marks, MasterCard Marks or service marks or trademarks of any other National Association, but may not contain Correspondent Marks. Except where Correspondent has created its own materials, as allowed pursuant to Section II.C.1.b., or Correspondent requests that Elan replace materials as provided in Section II.C.6., Elan shall design and bear the cost of designing all other Plan materials, not addressed herein, including, but not limited to, Cardmember Agreements and declination letters, and shall be responsible for the purchase of new stock and for the production and delivery of all other Plan materials.
3.	Websites. If Correspondent maintains a Correspondent Website, Correspondent agrees to advertise the Products and provide one or more links (each, a “Link”) on the Correspondent Website that transfers users to the Elan Website so that interested parties may apply for an Account and view specific information relating to the Accounts. All advertising for Accounts on the Correspondent Website shall be subject to Elan’s approval, which approval shall not be unreasonably withheld, provided that in no event shall Correspondent provide information about rates and fees and other variable information with respect to the Accounts, or its own blank application for such Accounts, on the Correspondent Website. Elan shall own and provide a Link to Correspondent that includes online applications as well as access to online cardmember account access for Cardmembers’ use only during the term of this Agreement. Correspondent shall be responsible for providing appropriate language on the Correspondent Website or providing a web page that users view before they enter the Elan Website, which notifies the user that the site the user is being transferred to is not Correspondent’s site. Cardmembers may access their Account information by going directly to the Elan Website or such other Link as may be provided by Elan for Cardmembers to access their Account information through the Correspondent Website. In addition, Correspondent’s employees will be able to, upon request by a Cardmember, access the Cardmember’s Accounts via the Online Account Services. Both parties agree that the indemnification provisions in Section IX.B. will apply to any claims that arise due to the negligent or fraudulent use by a party’s employees, agents or representatives of the Link or the other party’s website.

4.	Acquisition Direct Mailings. If Elan offers acquisition direct mail programs to Correspondent, Correspondent shall participate in such programs. Upon Elan’s request, Correspondent shall provide, at Correspondent’s own cost, a list of names to Elan, or an Elan designated representative or vendor for use in acquisition direct mail programs. Correspondent understands and agrees that individuals who are selected to receive an acquisition mailing from the list obtained by Elan are selected pursuant to Elan’s criteria. Elan shall be responsible for and shall bear the cost of creation, production and mailing of the acquisition direct mail programs, and shall comply with Requirements of Law related to such direct mail programs.

5.	Promotion of the Employee Card Plan. Correspondent agrees to participate in and promote the Credit Card Plan to its employees, including, but not limited to communicating information about the benefits of the Credit Card to its employees.

4of 22

6.	Costs. Elan may charge to Correspondent the cost of digitizing the Correspondent Marks for use on Plan materials. Notwithstanding the foregoing, Elan will not charge Correspondent for the cost of the initial digitizing of Correspondent Marks on Plan materials related to Purchased Accounts. If during the term of this Agreement Correspondent changes the Correspondent Marks and chooses to use the new Correspondent Marks on any Plan materials, Correspondent shall be responsible for the cost of Elan obtaining new digitized Correspondent Marks. In the event that Correspondent requests or requires that Elan replace existing Plan materials due to a change in Correspondent Marks, Correspondent understands and agrees that Elan may continue to use existing materials until such materials are exhausted, provided, that Correspondent may require that Elan use new Plan materials prior to the depletion of existing supply of Plan materials, so long as Correspondent pays to Elan the cost of replacing any existing materials as well as the cost to destroy such existing materials.

7.	Cardmember Service. Elan shall, at no cost to Correspondent, provide a toll-free telephone number, available 24 hours per day, seven days per week, for Cardmembers to contact Elan with questions regarding their Accounts. Correspondent will first refer Cardmembers to the Elan toll-free telephone number, but may assist Cardmembers with general Account questions using Online Account Services. Elan shall provide to Cardmembers the ability to send a secure email to the Cardmember Service Department should a Cardmember have questions regarding his or her Account.
III. PLAN ADMINISTRATION AND PROMOTION OF PRODUCTS
A.	General.
1.	Promote All Products. Correspondent agrees to use its reasonable best efforts to promote all Products and shall not engage in practices that detract from Elan’s promotional efforts with regard to the Products. Correspondent agrees to perform according to an Elan pre-established marketing plan, or assist Elan in developing an annual marketing plan, which shall include without limitation the establishment of annual branch goals for Correspondent’s employees in order to facilitate the promotion of the Plan and participation in programs outlined in Section II.C.4. If Correspondent offers an employee incentive plan for its other financial products, Correspondent will include as a part of its employee incentive plan incentives for the completion of applications for Credit Cards. If Correspondent does not currently include such incentives, Correspondent shall use its best efforts to incorporate credit card incentives within a reasonable amount of time after the launch of the Card Program. Correspondent shall display at all of its main and branch offices advertising and promotional materials supplied by Elan. Each party’s promotion of the Products will comply with applicable Requirements of Law.

2.	Complete and Submit Applications and Agreements.
a.	In the event any applicant so requests, Correspondent shall assist the applicant in completing an application form for a Product. In order for Elan to maintain compliance with the Requirements of Law, Correspondent will no later than five (5) days after receipt of a completed application submit such completed application form to Elan together with additional applicant information required by Elan pursuant to Section III.A.3. Correspondent shall not make any oral or written statement, in advertising or otherwise, to any applicant or prospective applicant that would discourage a reasonable person from making or pursuing an application for a Product. In addition, prior to approval of any application by Elan, Correspondent shall make no assurances to any applicant that his or her application will be approved by Elan. Correspondent shall also obtain other executed documents necessary to complete Business Account applications, including, but not limited to, corporate certificates of authority and corporate resolutions, and other documents as may be required from time to time in the form provided by Elan, from

5of 22

those business entities whose applications for Business Accounts are originated by Correspondent.

b.	Because Elan is the sole owner of all Accounts established pursuant to the Plan, Elan shall be responsible for compliance with the USA PATRIOT Act and its implementing regulations as well as applicable “Know Your Customer” laws and regulations. Correspondent shall make best efforts to assist Elan in complying with the USA PATRIOT Act and its implementing regulations, as well as other Requirements of Law.
3.	Additional Applicant Information. With every application submitted by Correspondent to Elan, Correspondent shall submit additional applicant information required by Elan. Correspondent shall designate as part of the application process that Correspondent either requests that the application be reviewed by Elan other than through use of Elan’s standard automatic credit underwriting process, because Correspondent has provided Elan with other information to be considered in the decision process, or requests that Elan follow Elan’s standard automatic credit underwriting process. Correspondent shall have no credit liability to Elan for Cardmember charges as a result of Correspondent’s recommendation to Elan pursuant to this Section III.A.3.

4.	Approval/Denial of Applications. Elan shall review all applications submitted by Correspondent and approve or deny such applications in Elan’s sole discretion based upon the credit underwriting criteria established by Elan. Elan disclaims any and all representations and/or warranties express or implied regarding the percentage of applications which will be approved or denied by Elan. Elan will establish initial credit lines for approved applicants in its sole discretion. Correspondent understands and agrees that all credit decisions by Elan are final, provided, however, that Elan may, in its sole discretion, approve an application at Correspondent’s request, notwithstanding that the applicant does not satisfy Elan’s credit underwriting criteria, in consideration of Correspondent’s execution of a Full Recourse Agreement.

5.	Full Recourse Accounts. From time to time Elan may decline an application for an Account in which Correspondent has a substantial interest in the establishment of such account. Pursuant to that interest, Correspondent and Elan may enter into a separate Full Recourse Agreement for each such Account, under which terms Elan will establish a Full Recourse Account (and pay income described in Schedule A depending upon the type of Account established) and, under certain circumstances, require that Correspondent purchase the Full Recourse Account for an established price. Upon the purchase of a Full Recourse Account, the Full Recourse Account will be returned to Correspondent and Correspondent shall be deemed to be the owner and creditor of all aspects of such Account (not just unpaid balances), and without limiting the foregoing, shall be solely responsible for the servicing of the Full Recourse Accounts. Correspondent acknowledges that following the sale of a Full Recourse Account to Correspondent pursuant to the terms of a Full Recourse Agreement, the additional income attributable to Correspondent as outlined in Section II.B. of Schedule A shall cease for such Account.
B.	Designation of Assigned Holders. Elan shall, from time to time, designate certain Cardmembers who shall be “Assigned Holders” for purposes of this Agreement. Correspondent and Elan agree that the following shall be Assigned Holders:
1.	Each Cardmember whose application was submitted to Elan by Correspondent.

2.	Each Cardmember whose name was provided to Elan by Correspondent for inclusion in an acquisition direct mail program conducted by Elan and whose application for a Credit Card from Elan was submitted in response to such solicitation.

3.	Each Cardmember of a Full Recourse Account.

6of 22

4.	Applications submitted to Elan via the Correspondent Website.

5.	All Purchased Accounts.

6.	Any other Cardmember that Elan, in its sole discretion, determines to have applied for an Account due to the efforts of Correspondent.
Elan shall, on a monthly basis, provide Correspondent with a Cardholder List, which will be available online. Correspondent shall review each Cardholder List and inform Elan if any Assigned Holder has been erroneously omitted or included. Correspondent agrees that the Cardholder List shall be deemed to be the accurate and conclusive statement of Assigned Holders as of the date of the report unless Correspondent notifies Elan of any error or omission within thirty (30) days after the date of the Cardholder List.

C.	Correspondent Income. In connection with Correspondent’s efforts to obtain Cardmembers, during the term of this Agreement, Elan shall pay to Correspondent the income described in Schedule A to this Agreement (“Correspondent Income”). Elan shall credit accrued Correspondent Income to the Correspondent Account on each Settlement Date.

D.	Elan as Sole Creditor. Elan shall be the sole creditor under the law as to all debts incurred by Cardmembers through use of a Credit Card issued by Elan. No provision of this Agreement shall be construed in a manner which would result in Correspondent being considered the creditor with respect to any portion of such debt. As sole creditor, Elan is entitled to use its discretion with respect to exercising or refraining from exercising any right, or taking or refraining from taking any actions which may be vested in Elan under the Cardmember Agreements, Sales Drafts, or Cash Advance Slips including, but not limited to, settling any claim against an Assigned Holder without Correspondent’s consent. Notwithstanding the foregoing, if Correspondent agrees to process Cardmember payments on Accounts, Correspondent agrees that such payments will be promptly processed by use of Online Account Services. Cardmember payments, even if paid by check, will be processed as further described in Section III.F below. With respect to Full Recourse Accounts, following the purchase of such accounts from Elan pursuant to the terms of a Full Recourse Agreement, Correspondent shall have its full rights and obligations in connection with ownership and collection rights of such accounts.

E.	Rights of Renegotiation.
1.	In the event that any one or more of the following events (in each case, a “Renegotiation Event”) occurs, Elan and Correspondent shall have the rights specified in Section III.E.2., below:
a.	the National Association rules, regulations, requirements, guidelines, or similar provisions (including, but not limited to, Interchange Rates or Interchange Fees) (“Operating Regulations”), or Requirements of Law change in such a manner as to materially inhibit Elan’s ability to administer the Plan in accordance with the terms of this Agreement or Elan’s ability to perform under this Agreement without suffering adverse financial consequences; or

b.	if Elan’s or Correspondent’s revenue from the Plan decreases at least ten percent (10%) as compared to the same fiscal quarter in the previous year as a result of a change in Operating Regulations or Requirements of Law.
2.	Upon the occurrence of any Renegotiation Event pursuant to Section III.E.1.a., above, Elan may, at its option, by written notice to Correspondent, require Correspondent to enter into good faith negotiations with Elan for the reduction of compensation to Correspondent. In no event, however, will Elan require a change in compensation, during the Initial Term, for Purchased Accounts due to the occurrence of a Renegotiation Event pursuant to Section III.E.1.a. Such negotiations shall commence within one (1) month following Elan’s notice to Correspondent, unless otherwise

7of 22

agreed by the parties. In the event that the parties do not enter into an amendment to this Agreement to effect reductions as contemplated hereby within two (2) months following Elan’s notice to Correspondent, Elan may, at its option, by written notice to Correspondent, terminate this Agreement. Upon the occurrence of a Renegotiation Event pursuant to Section III.E.1.b. above, an affected party may require the other party to enter into good faith negotiations to change the compensation to Correspondent by giving the other party written notice of such requirement within forty-five (45) days of the occurrence of the applicable Renegotiation Event. In no event, however, will Elan require a change in compensation, during the Initial Term, for Purchased Accounts due to the occurrence of a Renegotiation Event pursuant to Section III.E.1.b. The negotiations shall take place within one (1) month following the provision of written notice by one party to the other. In the event that the parties do not enter into an amendment to this Agreement to effect compensation changes within two (2) months following such written notice, the affected party that initiated the negotiations, or either party if both parties experienced the specified decrease in revenue pursuant to Section III.E.1.b., may terminate this Agreement upon prior written notice to the other. Such termination will be effective ninety (90) days after written notice of termination.
F.	Online Account Services. Elan will provide to Correspondent all necessary information pertaining to the set-up and use of Online Account Services. Correspondent may, in its sole discretion, agree to work with Elan and help facilitate implementation of the service. Correspondent shall advise Elan if Correspondent elects to process Cardmember payments or assist Cardmembers with general Account inquiries. If Correspondent decides to participate in Online Account Services, Correspondent agrees to the following:
1.	Online Account Services Training. Correspondent will train or allow Elan to train its employees on the proper use of Online Account Services.

2.	Process Payments and Answer Cardmember Inquiries. Upon implementation of the Online Account Services, and if Correspondent agrees to process Cardmember payments, Correspondent shall promptly process Cardmember payments and assist Cardmembers with Account inquiries with respect to payments. If Correspondent obtains the use of Online Account Services, but does not elect to process payments, Correspondent shall not process Cardmember payments and shall communicate to its employees that they may not process Cardmember payments. If Correspondent elects to assist Cardmembers with general Account inquiries, Elan may rely on Correspondent to do so. In order for Correspondent to process Cardmember payments, Correspondent may either (a) facilitate a Cardmember payment through the Elan Website, and Elan will then deduct such payments directly from the Cardmember demand deposit account; or (b) set up a Settlement Account to deposit Cardmember check payments into the Settlement Account so that Elan may then offset such payments from the Settlement Account. Elan will cooperate with Correspondent and use reasonable efforts to correct payment errors, as long as Correspondent produces documentation to justify such correction. In the event the error causes a financial loss to Elan and such error is caused by any of Correspondent’s employee(s), agent(s) or representative(s), Correspondent shall reimburse Elan for any losses sustained due to the error. Further, if Correspondent chooses to process payments via the Settlement Account, Correspondent shall be liable to Elan for any funds that Correspondent posts to that Settlement Account (including, but not limited to, Cardmember checks returned for insufficient funds).

3.	Overdraft Protection. At Correspondent’s sole discretion and upon the request of a Cardmember, Correspondent may implement overdraft protection by use of the Cardmember’s Credit Card Account as the credit source for the overdraft protection of a Correspondent deposit account. Correspondent is solely responsible for obtaining the appropriate authorization from the Cardmember and conducting the proper set-up of overdraft protection, which includes but is not limited to obtaining the correct deposit account number.

8of 22

IV. CONFIDENTIALITY
A.	Confidential Information. Both parties acknowledge that in performing their respective services hereunder, they may have access to, information and/or documentation of the other that is of a confidential and/or proprietary nature.
1.	Definition of Confidential Information. Both parties agree that “Confidential Information,” includes information of a confidential and/or proprietary nature that may be commercial information or information related to each party’s customers or consumers. Confidential Information includes, but is not limited to, the following, whether now in existence or hereafter created:
a.	All information marked as “confidential” or with similar designation; or information which the receiving party should, in the exercise of reasonable judgment, recognize to be confidential;

b.	All information protected by rights embodied “know how,” trade secrets, and any other non-public intellectual property rights;

c.	All business, financial or technical information of either party and any of either party’s vendors (including, but not limited to Account numbers, and software licensed from third parties or owned by either party or its affiliates);

d.	Both parties’ marketing philosophy and objectives, promotions, markets, materials, financial results, technological developments and other similar proprietary information and materials;

e.	Any and all information of or about customer(s) of either party, of any nature whatsoever, and specifically including without limitation, the fact of the existence of a relationship or prospective relationship between the providing party and customer(s), all lists of customers, former customers, applicants and prospective customers, and all personal or financial information relating to and identified with such persons (“Customer Information”); and

f.	All notes, memoranda, analyses, compilations, studies and other documents, whether prepared by the disclosing party, the receiving party or others, which contain or otherwise reflect Confidential Information.
2.	Exceptions. Except for Customer Information, the term “Confidential Information” excludes any portion of such information that the receiving party can establish by clear and convincing evidence to have: (a) been publicly known without breach of this Agreement; (b) been known by the receiving party without any obligation of confidentiality, prior to disclosure of such Confidential Information; (c) been received in good faith by the receiving party, without any confidentiality restrictions, from a third-party source having the right to disclose such information; (d) has been independently acquired or developed without violating any of the receiving party’s obligations under this Agreement; (e) is required to be disclosed in the financial statements of the receiving party or its affiliates, to the extent required by applicable accounting principles, or in any regulatory filing; (f) is required to be disclosed to a National Association; or (g) is disclosed to its affiliates, auditors or counsel who have a need to know such information, provided that such affiliates, auditors or counsel agree to be bound by the provisions of this Article IV. If either party is required by a court or governmental agency having proper jurisdiction to disclose any Confidential Information, such party shall promptly provide to the other party notice of such request, if permitted by law, so that the other party may seek an appropriate protective order; provided, that either party may disclose Confidential Information to its regulatory governmental

9of 22

agency or to the relevant National Association, if required by the Operating Regulations of such National Association, without prior notice to the other party.
B.	Limited Use of Confidential Information and Survival of Obligations. Both parties agree now and at all times in the future that all such Confidential Information shall be held in strict confidence and disclosed only to those employees or agents whose duties reasonably require access to such information for the purpose of performance under this Agreement. The receiving party shall protect such Confidential Information using the same degree of care, but no less than due care, to prevent the unauthorized use, disclosure or duplication (except as required for backup systems) of such Confidential Information as the receiving party uses to protect its own confidential information. Both parties may use the Confidential Information only as necessary for performance hereunder and for no other use. Both parties’ limited right to use the Confidential Information shall expire upon termination of this Agreement for any reason. Both parties’ obligations of confidentiality and non-disclosure, however, shall survive beyond their duty to perform and shall survive termination or expiration of this Agreement.

C.	Data Security Policies and Procedures. Both parties shall have established data security policies and procedures in place to ensure compliance with Requirements of Law that are designed to: (1) ensure the security and confidentiality of Customer Information; (2) protect against any anticipated threats or hazards to the security or integrity of such Customer Information; and (3) protect against unauthorized access to or uses of such Customer Information that could result in substantial harm or inconvenience to any customer. Further, as the sole creditor of the Accounts, Elan shall have a Business Continuity Plan and Disaster Recovery Plan in place, which shall, at a minimum, conform to generally accepted industry standards.

D.	Audit Obligations. Each party (the “Audited Party”) agrees to permit the other (the “Auditing Party”), using a mutually-acceptable third party auditor, to audit its compliance with this Article IV during regular business hours upon reasonable notice to the Audited Party. The Audited Party shall provide to the Auditing Party’s auditor copies of audits and system test results acquired by the Audited Party in relation to the data security policies and procedures designed to meet the requirements set forth above. Any audit performed hereunder shall be at the cost of the Auditing Party.

E.	Return or Destruction. The parties are required to develop appropriate security measures for the proper disposal and destruction of Confidential Information. Upon expiration of the receiving party’s limited right to use the Confidential Information, the receiving party shall return all physical embodiments thereof to the providing party or shall destroy or otherwise dispose of the Confidential Information in the manner requested by the providing party. In the case of destruction or disposition, the receiving party shall provide written certification to the providing party of such destruction or disposition of Confidential Information. Notwithstanding the foregoing, the receiving party may retain one archival copy of the Confidential Information, which may be used solely to demonstrate compliance with the provisions of this Article IV.

F.	Disclosure to Third Parties. If performance by either party, as the receiving party, requires or allows disclosure of the Confidential Information to any third parties, then such receiving party shall ensure that such third parties will have express obligations of confidentiality and non-disclosure, with regard to the Confidential Information, similar to the receiving party’s obligations hereunder. Liability for damages due to disclosure of the Confidential Information by any such third parties shall be with the receiving party.

G.	Breach of Security. Elan and Correspondent each shall notify the other promptly following discovery or notification of any actual breach of security of the information systems maintained by it. The party that suffers the breach of security (the “Affected Party”) agrees to take action promptly, at its own expense, to investigate the actual breach of security, to identify and mitigate the effects of any such breach of security and to implement reasonable and appropriate measures in response to such breach of security, including, but not limited to, immediate remedial action designed to prevent any future such occurrence. The Affected Party also will provide the other party with all reasonably available information regarding such breach of security to assist that other party in implementing its information security response program, including, but not limited to, the actions taken by the Affected Party in response to such breach of security.

10of 22

     The Affected Party, to the extent required by Requirements of Law, shall notify affected Cardmembers of the breach of security; provided, that, if the breach of security relates to Customer Information of a Cardmember, Elan shall determine whether Elan or Correspondent will send any required notice and the content of any such notice. In either case, the Affected Party shall bear all costs related to any such notice.
     H. Privacy Policies. The parties agree to perform whatever acts may be necessary in order for them to comply with applicable privacy laws (state and federal, where applicable) and their respective privacy policies, and still maintain the ability to provide certain of its customer and Cardmember information in order to facilitate the Plan. Without limiting the foregoing, Correspondent, in providing certain information to Elan for the purpose of marketing for the Plan, shall remove from such lists names and addresses of Correspondent customers who have opted out of information sharing in compliance with the Requirements of Law. Should Correspondent’s privacy policy (in compliance with the Requirements of Law) or other practice disallow the sharing of customer or Cardmember information with Elan or a designated subcontractor or vendor for purposes of marketing and administering the Plan (as allowed by the Requirements of Law), Correspondent shall, as soon as practicable, notify Elan and Elan shall have the option to (1) terminate the Agreement or (2) in good faith negotiate an amendment to the Agreement to address the implications of the inability to share. Elan shall notify Correspondent of its choice within sixty (60) days following Correspondent’s notice to Elan. If Elan chooses to terminate, termination will be effective ninety (90) days after Elan notifies Correspondent of its decision. If Elan chooses to negotiate an amendment, failure of the parties to enter into an amendment within forty-five (45) days after Elan’s notice to Correspondent of its election to negotiate an amendment shall entitle Elan to terminate this Agreement immediately upon written notice to Correspondent.
V. EXCLUSIVITY
A.	Stipulations. Correspondent understands that Elan invests considerable time and expense toward the promotion of the Plan and the development of Elan’s Credit Card customer base; that Elan has structured Correspondent’s compensation under this Agreement with the expectation that Correspondent will exclusively provide its marketing services to Elan so long as this Agreement remains in effect and the advertising and marketing campaigns of Elan are devised in reliance upon this understanding; that breach of this Article V could cause Elan to suffer substantial damages; and that such damages caused by Correspondent’s breach of this Article V would be difficult to precisely determine. Correspondent and Elan agree that liquidated damages determined in the manner set forth in Section VIII.C. below shall be payable to Elan for breaches of this Article V and are reasonable in light of these considerations. The payment of liquidated damages shall not be deemed to constitute a forfeiture or penalty.
B.	Warranties and Covenants. During the term of this Agreement, the parties agree to the following requirements with respect to solicitation of Cardmembers.
1.	Cardmembers. Neither Correspondent nor any affiliate or subsidiary of Correspondent will (a) enter into or perform under an agreement with any third person for the issuance of any credit or charge card, or of any line of credit program that is, irrespective of the payment mechanism, the functional equivalent of a credit card or charge card account or line of credit (the foregoing being “Restricted Accounts”) whether or not any such card or any materials related to Restricted Accounts use or bear the Correspondent Marks, or (b) issue a proprietary credit card or charge card or, irrespective of the payment mechanism, the functional equivalent thereof. Correspondent covenants that it shall ensure that any affiliate or subsidiary of Correspondent complies with this Section V.B.1. Elan shall have the exclusive right to market and issue the Restricted Accounts bearing or using the Correspondent name or any name used by any affiliate or subsidiary of Correspondent or any other Correspondent Marks. Without limitation of the foregoing, neither Correspondent nor any affiliate or subsidiary of Correspondent will (i) provide any customer lists or lists of potential card applicants to any third person for the purpose of marketing credit cards, charge cards, or the Restricted Accounts or (ii) enter into any agreement with any third person to

11of 22

participate in reward or promotional programs related to the marketing of credit cards, charge cards, or other Restricted Accounts.
2.	Acquisitions; Existing Credit Card Arrangements.
a.	Notwithstanding the terms of Section V.B.1., above, should Correspondent or any affiliate or subsidiary of Correspondent, acquire, or be merged or consolidated with and obtain Control of, or otherwise obtain Control of, a Business Entity not previously affiliated with Correspondent that has an existing contract for the establishment and servicing of a joint marketing credit card arrangement or any other arrangement the existence of which would result in Correspondent being in breach of Section V.B.1. above (“Competing Arrangement”), and such Competing Arrangement is with a third party not affiliated with such Business Entity (“Agent Provider”), Correspondent shall make, or cause its relevant affiliate or subsidiary to make, a good faith effort to terminate the Competing Arrangement with the Agent Provider and begin offering the Plan to customers of Correspondent or any subsidiary or affiliate (including any new subsidiary or affiliate) of Correspondent, including customers under Competing Arrangements as soon as possible thereafter. Prior to the termination or expiration of such contract, and as long as this Agreement is still in effect, Correspondent shall request, or cause its relevant affiliate or subsidiary to request, on behalf of Elan, that Agent Provider sell the credit card portfolio (“Agent Provider Portfolio”) to Elan. Should Elan and Agent Provider enter into discussions to purchase the Agent Provider Portfolio, Correspondent shall not be involved in the negotiation process. Once the purchase is completed, and the existing Agent Provider Portfolio is transferred to Elan, the treatment of such cardholders and accounts shall be subject to the terms of this Agreement. Correspondent may be entitled to compensation, in Elan’s sole discretion, as outlined in Schedule A, with regard to any existing credit card accounts contained in the purchased Agent Provider Portfolio. If Elan determines that Correspondent is entitled to compensation with respect to purchased credit card accounts contained in the Agent Provider Portfolio, a Schedule A shall be amended to specify the compensation that will apply, as determined by, and upon written notice from, Elan. In no event shall any Competing Arrangement be renewed or permitted to renew. Prior to the termination or expiration of any Agent Provider contract contemplated in this Section V.B.2., and subject to Correspondent’s performance of its obligations under this Section V.B.2.a., Correspondent shall not be deemed to be in violation of Section V.B.1. as a result of any acquisition events described in this Section V.B.2.a.

b.	Notwithstanding the foregoing provisions of Section V.B.1., above, should Correspondent, or any affiliate or subsidiary of Correspondent, acquire, or be merged or consolidated with and obtain Control of, or otherwise obtain Control of, a Business Entity not previously affiliated with Correspondent, that is the issuer of its own credit card portfolio (“Acquired Portfolio”), the Acquired Portfolio may continue to be serviced by Correspondent or any affiliate or subsidiary of Correspondent (including a new affiliate), however, no new accounts shall be opened under the Acquired Portfolio and Correspondent shall begin offering new Products that otherwise may have been offered under the Acquired Portfolio as soon as possible under this Agreement. Within ninety (90) days of the effective date of such acquisition, merger or consolidation, or obtaining Control of, Correspondent shall notify Elan in writing of such event and provide information to Elan concerning the material attributes of the Acquired Portfolio and such other information as Elan may reasonably request concerning the Acquired Portfolio. Elan shall have the exclusive right to purchase the Acquired Portfolio, which right shall continue for one hundred eighty (180) days following Elan’s receipt of all material information concerning the Acquired Portfolio. Thereafter, Elan shall have a right of first refusal, as more particularly described in Section V.B.2.d., below, to purchase the

12of 22

Acquired Portfolio. Upon Elan notifying Correspondent of Elan’s intent to purchase the Acquired Portfolio pursuant to the terms of this Section V.B.2.b., Elan and Correspondent, or Elan and the owner of the Acquired Portfolio, shall negotiate the terms of a purchase agreement in accordance with the terms of this Section V.B.2.b.: provided, that in the case of a purchase pursuant to Section V.B.2.d., such provision shall govern. Elan shall pay to Correspondent or such owner the fair market value of the Portfolio. The sale will be effected pursuant to a purchase agreement containing customary representations, warranties, covenants and indemnities for a sale of this nature. In the event that Correspondent and Elan do not agree on the fair market value of the Portfolio within sixty (60) days after the initial offer is made by Elan, the fair market value to be paid to Correspondent or the owner in exchange for a sale of the Portfolio shall be determined by third parties in accordance with the procedures described in Section V.B.2.f. Once the purchase is complete, Correspondent agrees to transfer, or to cause to be transferred, the existing credit card portfolio to Elan and the treatment of such cardholders and accounts shall be subject to the terms of this Agreement. The compensation outlined in Schedule A does not apply to accounts purchased pursuant to this section. Compensation for accounts purchased pursuant to this section will be negotiated between Elan and Correspondent and set forth in an amendment to this Agreement. Elan and Correspondent shall negotiate the terms of the compensation concurrently with the terms of the purchase agreement. In the event that Elan and Correspondent are unable to agree on the terms of the compensation, the Original Evaluators or the third Evaluator shall consider and make a determination in the same manner provided in Section V.B.2.f. with respect to determination of the purchase price. Subject to Correspondent’s performance of its obligations under this Section V.B.2.b., Correspondent shall not be deemed to be in violation of Section V.B.1. as a result of any acquisition events described in this Section V.B.2.b.

c.	In all situations contemplated by this Section V.B.2., Correspondent shall ensure that there is no sharing of the Cardholder List between Correspondent and (as applicable) the Agent Provider or Business Entity that is the issuer of an Acquired Portfolio or an Acquirer’s Portfolio, and Correspondent shall take steps to ensure the non-confusion of Cardmembers, including non-use of the Correspondent Marks, as related to the Agent Provider’s or Business Entity’s credit card program. In the case of any such situation, Correspondent shall take such action as necessary to ensure that the confidentiality of Confidential Information of Elan, including the Cardholder List, is maintained in accordance with the terms of this Agreement.

d.	Correspondent shall provide to Elan prompt written notice of the occurrence of any of the acquisition events or situations described in this Section V.B. In the case of the occurrence of any of the events described in Section V.B.2.b, above, Correspondent hereby irrevocably grants to Elan, and shall cause any affiliate or subsidiary of Correspondent, including any entity that becomes an affiliate or subsidiary of Correspondent, that owns the Acquired Portfolio (“Acquired Portfolio Owner”) to irrevocably grant to Elan, a right of first refusal and right to match the terms of any other issuer (“Other Issuer”) if any Other Issuer should offer to purchase the Acquired Portfolio. Prior to Acquired Portfolio Owner’s entry into an agreement for purchase of the Acquired Portfolio by an Other Issuer, Correspondent shall provide to Elan in writing notice of any offer (“Notice of Offer”) from any Other Issuer, which Notice of Offer shall include a summary of the material terms offered by such Other Issuer, including, but not limited to, the applicable purchase price, certified by a responsible officer of Correspondent as being true and correct. Elan shall notify Correspondent in writing within forty-five (45) days after its receipt of a Notice of Offer whether it accepts the terms so offered or declines. Elan shall be deemed to have declined any offer if Elan fails to respond with an acceptance in writing by the end of the applicable period. If Elan

13of 22

declines any offer, Acquired Portfolio Owner may proceed with entry into an agreement for sale of the Acquired Portfolio with an Other Issuer. In the event that Elan timely accepts the terms so offered, Elan and the Acquired Portfolio Owner as soon as practicable after Elan’s notice of acceptance to Correspondent shall enter into a purchase agreement incorporating the terms accepted by Elan and containing customary representations, warranties, covenants and indemnities for a sale of this nature.
e.	Notwithstanding the foregoing provisions of Section V.B.1. above:
i.	should Correspondent or any affiliate or subsidiary of Correspondent be acquired by or otherwise come under the Control of a Business Entity not previously affiliated with Correspondent that has a Competing Arrangement, and such Competing Arrangement is with an Agent Provider, Correspondent shall cause any affiliate or subsidiary that has such Competing Arrangement, prior to renewing or permitting any such Competing Arrangement to renew, to provide to Elan the opportunity to make a proposal for the establishment and servicing of a joint marketing credit card arrangement in replacement of the Competing Arrangement and shall include Elan in any distribution for request for proposal for any replacement of the Competing Arrangement; and

ii.	should Correspondent, or any affiliate or subsidiary of Correspondent, be acquired by or otherwise come under the Control of a Business Entity not previously affiliated with Correspondent that is the issuer of its own credit card portfolio or has an affiliate or subsidiary that is the issuer of its own credit card portfolio (“Acquirer’s Portfolio”), Correspondent shall cause any such Business Entity or affiliate or subsidiary to consider in good faith any proposal by Elan to acquire the Acquirer’s Portfolio and to enter into with Elan an agreement to establish and service a joint marketing credit card arrangement.
f.	To determine the fair market value of an Acquired Portfolio, Correspondent and Elan shall each select an independent third person having expertise in the credit card industry (“Original Evaluators”) within ninety (90) days following the distribution of the initial offering memorandum, which Original Evaluators shall together determine the purchase price of the Portfolio. If the Original Evaluators are unable to agree on a purchase price within thirty (30) days after both Original Evaluators have been selected (“Original Valuation Period”), they shall select a third Evaluator having expertise in the credit card industry to determine such purchase price. The third Evaluator shall be provided with all materials considered by the Original Evaluators and shall reach a decision with respect to the purchase price within thirty (30) days of submission of materials to such third Evaluator. In the event that the Original Evaluators are unable to agree on the third Evaluator within five (5) days after the end of the Original Valuation Period, each Original Evaluator will identify and list, in a descending order of preference, three (3) individuals having expertise in the credit card industry. The Original Evaluators will compare their lists and agree to select as a third Evaluator the first name, if any, that appears on both lists. In the event that the Original Evaluators still have not agreed or been able to select the third Evaluator within fourteen (14) days after the end of the Original Valuation Period, either may request that the Minneapolis office of the American Arbitration Association in accordance with its rules select a third Evaluator having expertise in the credit card industry. To maintain the integrity and confidentiality of the selection process, the parties agree that they will not independently contact any of the potential candidates for the third Evaluator for the purpose of informing them that they are under consideration as an Evaluator or discuss the proposed evaluation with them. Upon selection of the third Evaluator, a joint letter requesting the individual to so serve will be sent to the agreed individual. Each party shall be responsible for the costs

14of 22

and expenses of the Original Evaluator selected by it and shall bear one half of the costs and expenses of the third Evaluator, if any. Upon the Original Evaluators’, or the third Evaluator’s, as the case may be, making a determination with respect to the purchase price of the Portfolio, such determination shall be promptly communicated in writing to Correspondent and Elan and such communication shall include a detailed statement of the assumptions and methodology that provided the basis for the determination.
3.	Limitations. Nothing in this Article shall be construed to prohibit Correspondent from promoting any open-end credit plan which does not involve the use of a “credit card,” provided that Correspondent shall not promote any product in a manner that adversely affects the Plan.

4.	Elan Non-Solicitation. Without Correspondent’s prior written approval, Elan shall not intentionally engage in any solicitation of financial products (e.g., time or demand deposit accounts, home equity loans and lines of credit and mortgages) that would compete with Correspondent’s financial products other than Correspondent’s Credit Cards or products related to the Credit Cards (including but not limited to, identity theft protection products and credit card insurance) to each Cardmember or other party whose name has been provided to Elan by Correspondent. Notwithstanding the foregoing, Elan shall not be prohibited from marketing other financial services products or related products to Cardmembers who have other relationship(s) with Elan or one or more of its affiliates, or whose name Elan has obtained from a source other than Correspondent. The provisions of this Section V.B.4. shall survive the termination of this Agreement for a period of two years.
C.	Debit Cards and Home Equity Accounts. This Agreement shall govern the provision of Credit Cards to individuals and businesses solicited through the Plan. This Agreement is not intended to limit Correspondent’s issuance of, or agreement with any third party for the issuance of, Debit Cards or card-accessed Home Equity Line Accounts, provided, however, that such Debit Card or Home Equity Line Account card issuance and other agreement(s) shall not interfere with Correspondent’s obligations under this Agreement.
D.	Commercial Card Accounts. Correspondent understands and agrees that this Agreement does not contemplate the issuance of Commercial Card Accounts by Elan. Correspondent hereby irrevocably grants to Elan a right of first refusal and right to match the terms offered by any Other Issuer should Correspondent choose to offer Commercial Card Accounts to its business customers during the term of this Agreement. Prior to Correspondent’s entry into an agreement for issuance of Commercial Card Accounts by an Other Issuer, Correspondent shall provide to Elan a Notice of Offer from any Other Issuer, which Notice of Offer shall include a summary of the material terms offered to Correspondent by such Other Issuer, including, but not limited to, compensation to Correspondent, certified by a responsible officer of Correspondent as being true and correct. Elan shall notify Correspondent in writing within forty-five (45) days after its receipt of Notice of Offer whether it accepts the terms so offered or declines. Elan shall be deemed to have declined any offer if Elan fails to respond with an acceptance in writing by the end of the applicable period. If Elan declines any offer, Correspondent may proceed with entry into an agreement for issuance of Commercial Card Accounts with an Other Issuer. In the event that Elan timely accepts the terms so offered, Elan and Correspondent as soon as practicable after Elan’s notice of acceptance to Correspondent shall enter into an agreement incorporating the terms accepted by Elan. Both parties agree that Commercial Card Accounts would be offered pursuant to a separate agreement between the parties.
VI. TERM AND TERMINATION
A.	Term. This Agreement shall be effective as of the Effective Date first stated above and shall terminate ten (10) years from the Effective Date (the “Initial Term”), unless otherwise agreed in writing between the parties hereto.

15of 22

B.	Renewal. Subject to termination as provided in this Agreement, this Agreement shall automatically renew for an additional one (1) year term (each, a “Renewal Term”) following the Initial Term and each Renewal Term, unless one party, if in material compliance with its obligations under this Agreement or excused from compliance hereunder, gives written notice of non-renewal to the other party at least ninety (90) days prior to the end of the Initial Term or the Renewal Term, as the case may be. During such ninety-day period, this Agreement shall continue in full force and effect, unless Correspondent and Elan mutually agree otherwise, in writing. In no event shall termination of this entire Agreement affect the rights and obligations of the parties with respect to transactions occurring or obligations arising prior to the Termination Date.
C. Other Termination.
1.	In the event a party to this Agreement shall fail to fulfill any of its material obligations hereunder (the “Defaulting Party”), the other party (the “Non-Defaulting Party”) may notify the Defaulting Party of such default and the Defaulting Party will be afforded thirty (30) Business Days following the date such notice is sent to cure such default; provided, that if (a) the Defaulting Party initiates reasonable efforts to cure the default within the thirty (30) Business Days’ cure period, (b) such cure cannot reasonably be expected to be completed within the first thirty (30) Business Days’ cure period, and (c) it is reasonable to expect that such default can be cured, the Defaulting Party may have an additional thirty (30) Business Days to cure the default. In the event the Defaulting Party fails to cure the default within the specified timeframes, this Agreement may be terminated immediately by the Non-Defaulting Party.

2.	Either party may terminate the Agreement at any time in the event a change of Requirements of Law applicable to this Agreement makes performance illegal or impermissible for such party, and at the discretion of such party makes termination necessary or advisable. Termination is effective the earlier of either thirty (30) Business Days after mailing written notice thereof by the affected party to the other, or the effective date of the change in Requirements of Law. In the event the Agreement is terminated pursuant to this section within the Initial Term, Correspondent may receive the ongoing compensation listed in Schedule A for Purchased Accounts, if any, only through the end of the Initial Term.

3.	Either party may, to the extent permitted by law, terminate this Agreement at any time upon written notice to the other party in the event a petition in bankruptcy or for reorganization or debt consolidation under applicable bankruptcy laws or under any comparable law, is filed by or against the other party and not dismissed within ninety (90) days, or upon the other party’s making of an assignment of its assets for the benefit of creditors, or upon the appointment of a receiver, conservator or trustee of the other party’s assets or if the other party becomes insolvent or unable to pay its debts as they mature. The party which becomes subject to any proceeding or event under this section will promptly notify the other party to this Agreement.

4.	In the event either party fails to perform its obligations under this Agreement in whole or in part as a consequence of an event described in Section X.G. of this Agreement (a “Force Majeure Event”), such failure to perform shall not be considered a breach of this Agreement during the period of such disability. The disabled party shall promptly and in writing notify the other party to this Agreement of the Force Majeure Event and advise the other party of the extent of the disabled party’s disability and the expected duration of the disabled party’s inability to perform its obligations hereunder. This Agreement may be terminated by either party by delivering written notice to the other party if the other party fails to perform any obligations under this Agreement for a period of forty-five (45) days as a consequence of a Force Majeure Event.

5.	This Agreement may be terminated in accordance with any of the provisions of Sections III.E., IV.H., VI.C., and X.H. of this Agreement.

16of 22

D.	Post Termination Account Ownership and Solicitation. If this Agreement is terminated for any reason, Elan shall retain all right, title and interest in all Accounts and Credit Cards and in all Cardmember names, addresses, telephone numbers and other Cardmember identifying information, and may in accordance with Section III.A.5. require Correspondent to repurchase Full Recourse Accounts. Upon termination of this Agreement, Correspondent shall be permitted to begin offering credit cards under a program similar to the Plan to its entire customer base (which includes Cardmembers), either through its own efforts or through agreements with other entities, provided, that for a period of one (1) year following termination of this Agreement, Correspondent shall not use the Cardholder List to solicit, or provide to a third party the Cardholder List for the purpose of soliciting Cardmembers to apply for credit cards offered by Correspondent or a third party working with Correspondent. To the extent that Correspondent, or a third party acting with or on behalf of Correspondent, markets credit cards under a program similar to the Plan to Correspondent’s entire customer base, Correspondent agrees that the marketing materials shall not contain any reference to a Cardmember’s existing Credit Card or Account, the Plan, or Elan. For a period of one (1) year following termination of this Agreement, Elan shall not convert such Accounts to a product other than a Product that bears only Elan Marks and the marks or brand of a National Association. The foregoing prohibitions shall not prevent Elan from upgrading any Credit Cards or Accounts to another credit card or account issued by Elan. Following termination of this Agreement, Correspondent will not hold Elan liable for or take any action against Elan on account of materials relating to the Plan, including, but not limited to, applications and marketing materials, that contain Correspondent Marks that may still exist in the marketplace after termination of this Agreement, so long as such materials were not created or initially disseminated after the termination of this Agreement and Elan has used reasonable efforts to prevent dissemination of such material after the termination of this Agreement. Following termination of this Agreement, Elan shall not continue to market or accept applications for the Accounts on behalf of Correspondent. Any applications for Accounts received following termination of the Agreement will be processed and, if an Account is opened, will be established as a generic Elan credit card account and will not be subject to the compensation set forth in Schedule A.
E.	Post Termination Fees and Costs. Following termination of this Agreement, Correspondent shall be liable, and agrees that Elan may charge Correspondent, or the Correspondent Account, for any charges (1) accrued but unpaid by Correspondent prior to termination or (2) levied against Correspondent by a National Association due to termination of the Agreement and termination of the license that was granted by a National Association to issue National Association-branded credit cards. If invoiced, Correspondent shall pay such invoiced amounts to Elan within thirty (30) days of receipt of the invoice from Elan for such charges.
F.	Post Termination Online Account Services. Following termination of the Agreement, Correspondent will not collect from any Cardmembers any amount related to the indebtedness of Cardmembers to Elan and will refer Cardmembers with Account questions to the Elan Cardmember Service number.
G.	Other Post Termination Provisions. Correspondent agrees that, following termination, Credit Card plastic on open Accounts will be replaced with plastic that does not bear Correspondent Marks solely upon expiration of the plastic or replacement of plastic due to lost/stolen or upgrade reasons, unless Elan undertakes to replace plastic on the open Accounts at its sole discretion. Notwithstanding the foregoing, should Correspondent require, following termination, that Elan replace existing Credit Card plastic on open Accounts with plastic that does not bear Correspondent Marks, Correspondent shall be responsible for the cost of such replacement and shall provide Elan with reasonable time to effect such replacement. Elan shall have no obligation to assign new account numbers to replacement credit cards.
H.	Upon termination of this Agreement, neither party shall have any further obligations under the Agreement except those obligations which by the terms of this Agreement survive termination.
VII. REPRESENTATIONS AND WARRANTIES
As of the date of this Agreement, Elan and Correspondent represent and warrant to each other as follows as to itself:

17of 22

A.	It has full right, power and authority to enter into and perform this Agreement in accordance with all of the terms and provisions hereof, and that the execution and delivery of this Agreement has been duly authorized, and the individuals signing this Agreement on behalf of it are duly authorized to execute this Agreement in the capacity of his or her office, and to obligate and bind the parties, and/or the parties’ subsidiaries and affiliates, in the manner described;
B.	The execution and performance of this Agreement will not violate the organizational documents or by-laws or any material contract or other instrument, Requirement of Law or order to which it has been named a party or by which it is bound. The execution and performance of this Agreement does not require the approval or consent of any other person or government agency;
C.	There are no material actions, suits or proceedings pending or threatened against either party or its affiliates or subsidiaries which would adversely affect its ability to perform this Agreement; and
D.	It or one of its subsidiaries or affiliates owns all right, title and interest in its marks and it or one of its subsidiaries or affiliates has all necessary authority to permit use of its marks as contemplated by this Agreement.
VIII. DEFAULT AND DAMAGES; INJUNCTIVE RELIEF
A.	Default; Damages. In the event that either party defaults in any of its obligations under this Agreement and such default continues for a period of thirty (30) days following written notice from the Non-Defaulting Party, then, in addition to any other remedies provided pursuant to this Agreement or applicable Requirements of Law, including without limitation termination of the Agreement, the Non-Defaulting Party shall be entitled to recover from the Defaulting Party the actual damages which the Non-Defaulting Party may incur on account of such breach; provided, that, in lieu of actual damages Elan shall be entitled to recover liquidated damages in the circumstances described in Section VIII.C.
B.	Recovery of Damages by Elan. Elan may charge any damages owed to it by Correspondent to the Correspondent Account or offset such amounts against amounts owed Correspondent by Elan.
C.	Liquidated Damages for Termination Upon Correspondent’s Breach or Insolvency. In the event of termination of this Agreement by Elan on account of Correspondent’s breach or termination by Elan pursuant to Section VI.C. 3., Elan shall be entitled to recover from Correspondent liquidated damages equal to:
1.	the cost to Elan of any materials, advertising pieces, and/or Credit Card applications supplied to Correspondent free of charge by Elan during the period beginning ninety (90) days prior to Correspondent’s breach or the occurrence of any insolvency event described in Section VI.C.3 with respect to which Correspondent is the debtor or insolvent party (whichever event is the reason for termination) and ending on termination of this Agreement; plus

2.	for each Assigned Holder whom Elan reasonably believes to have canceled his/her Elan Credit Card as a result of Correspondent’s breach, Correspondent shall pay to Elan an amount equal to fifteen percent (15%) of the total outstanding balance (including principal, fees and interest) of such Accounts as of the last day of the month immediately preceding the month in which Correspondent’s breach occurred, not to exceed the income Correspondent earned as Correspondent Income in the prior twelve (12) months; plus

3.	if such termination is within five years from when Elan has purchased the Purchased Accounts from Correspondent, Correspondent will be obligated to pay Elan 25% of the premium Elan paid to Correspondent if termination occurs within the first year after the purchase, 20% of the premium Elan paid to Correspondent if termination occurs within the second year after purchase

18of 22

and 15% of the premium Elan paid to Correspondent if termination occurs in the third through the fifth year from when Elan purchased the Purchased Accounts.
D.	Injunctive Relief. It is understood and agreed that money damages would not be a sufficient remedy for any breach of Article IV of this Agreement by any party or by any other person or entity receiving Confidential Information pursuant to Article IV and that the party whose Confidential Information is disclosed or used in violation of this Agreement shall be entitled to injunctive or equitable relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies available to such party at law or equity.

E.	Nothing in this Article VIII is intended to modify the parties’ obligations under Article IX.

F.	Neither party shall be liable to another party for lost profits, exemplary, punitive, special, incidental, indirect and consequential damages suffered by the other party, including indemnified parties pursuant to Article IX (except any such damages payable by an indemnified party to Persons not related to the parties hereto and liquidated damages pursuant to Section VIII.C. that may include any of the foregoing) (“Excluded Damages”).

G.	Suspension of Payments by Elan. In addition to Elan’s other rights and remedies under this Agreement and applicable Requirements of Law, upon and during the continuation of any material breach by Correspondent, Elan may suspend all payments owed by it to Correspondent under this Agreement.

H.	General Provision Regarding Liquidated Damages. In addition to the stipulations set forth in Section V.A., Elan and Correspondent acknowledge and agree that upon early termination of this Agreement on account of Correspondent’s breach or insolvency, the damages suffered by Elan are uncertain and incapable of estimation at the time this Agreement is made, and shall remain uncertain to the date of any early termination of this Agreement. It is necessary for both Elan and Correspondent to know with certainty the extent of the liability of Correspondent for early termination of this Agreement. After due negotiation, Elan and Correspondent each acknowledges and agrees that the liquidated damages specified in this Agreement represent reasonable estimates of the damages which Elan shall sustain in the event of early termination for any of the reasons described in Section VIII.C. Elan and Correspondent hereby agree that the liquidated damages shall be the full, agreed and liquidated damages for early termination of this Agreement under the circumstances specified in Section VIII.C. in lieu of all other damages which might otherwise be claimed by Elan against Correspondent with respect thereto. The payment of any such amount shall not be deemed to constitute a forfeiture or penalty. Elan and Correspondent each acknowledges that it has read and understands the provisions of Section VIII.C. and, by its execution of this Agreement, agrees to be bound by its terms.

I.	Purchased Accounts. During the Initial Term, if this Agreement is terminated due to a material breach by Elan, Elan shall continue to pay Additional Income on Purchased Accounts until such time as the Initial Term would have ended had the material breach by Elan not occurred.
IX. INDEMNIFICATION
A.	General Indemnification. Subject to Section G of Article X, each party (as the “Indemnifying Party”) agrees to indemnify and hold the other party (the “Indemnified Party”) harmless from any loss, claim, or damage that is caused by or arises from any of:
1.	The Indemnifying Party’s breach of any of its representations, warranties, covenants or obligations under this Agreement;

2.	The Indemnifying Party’s performance of its obligations under this Agreement affecting or alleged to affect any Person not related to the parties hereto;

19of 22

3.	Any failure by the Indemnifying Party to comply with applicable Requirements of Law relevant to its administration of and participation in the Plan; and

4.	Any fraudulent or dishonest act by the Indemnifying Party, its affiliates, agents or employees related to or arising from this Agreement.
The Indemnifying Party shall be liable to the Indemnified Party for reasonable attorneys’ fees and expenses incurred by the Indemnified Party, but only if the same are incurred in connection with the claims asserted by Persons not related to the parties hereto.

B.	Specific Indemnification. Without limiting the general indemnification above, each party agrees to indemnify, hold harmless, and defend the other party from and against any claims that arise with respect to information appearing on the Indemnifying Party’s website or other advertising materials relating to the Products or the Plan that is misleading to customers with respect to the Products being offered, including the identity of the creditor and from and against any claims related to the fraudulent, or negligent acts conducted by the Indemnifying Party’s employees’, agents’ or representatives’ use of Online Account Services.

C.	Limitation on Liability. In no event shall either party be liable for Excluded Damages.
X. MISCELLANEOUS CONTRACT PROVISIONS
A.	Assignment. This Agreement benefits and binds the parties hereto and their respective successors and assigns. Neither party may, however, assign its rights or obligations under this Agreement without the express written consent of the other party, except in the case of an assignment to a subsidiary or affiliate, provided that such assignment may not be effected to relieve the assignor of its obligations under this Agreement.
B.	Relationship of Parties. Nothing contained in this Agreement shall be construed as constituting a partnership, joint venture or agency relationship between Correspondent and Elan or as creating a fiduciary duty of Elan to Correspondent. The relationship of the parties one to another shall be that of independent contractor. Correspondent is granted no license hereby to use any of Elan’s trademarks, tradenames or servicemarks, except to effectuate the purposes of this Agreement nor is Elan granted any license hereby to use any of Correspondent’s trademarks, tradenames, or servicemarks except to effectuate the purposes of this Agreement.
C.	Confidentiality of Terms. Without the prior written consent of the other party and except as necessary to enforce this Agreement or obtain damages or other relief hereunder, neither party will disclose to any third party (other than as expressly permitted pursuant to Article IV) the terms or conditions of this Agreement or any amendments, supplements or modifications hereto, the foregoing constituting Confidential Information of each party hereto.
D.	Survival of Obligations, Rights and Remedies. In addition to the survival of specific clauses as set forth in the terms of this Agreement, the obligations and remedies of the parties set forth in Sections II.C.1., VI.D., VI.E., VI.F., VI.G. X.C., X.D., X.F., X.M., and X.N. and Articles IV, VII, VIII and IX of this Agreement and all rights and obligations of either party which may have arisen or accrued prior to termination shall survive termination of the Agreement.
E.	Notice. Any notice or submissions required to be given to either party under this Agreement shall be deemed given when (1) delivered in person or by a nationally recognized overnight delivery service, (2) sent via telecopy transmission to the telecopy number specified below with hard copy sent via first class mail the same day, or (3) placed in the U.S. mail, certified or registered, postage prepaid, and addressed as follows: (a) if to Correspondent, then to the attention of the Credit Card Manager at the street address for Correspondent reflected in Elan’s records, telecopy number 414-765-6134; or (b) if to Elan, then to Elan

20of 22

Financial Services, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, 53202, Attention: Elan Contract Department, telecopy number 414-765-6134. Each party may change its address or telecopy number for notices and other submissions hereunder by written notice to the other party hereto.

F.	Governing Law and Forum. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Minnesota (without regard to its conflict of laws principles), except that the laws of the State of North Dakota shall apply with respect to all fees, charges and other attributes of Accounts and cards issued hereunder. Any action brought by Seller to enforce any rights under this Servicing Agreement shall be brought in federal or state court in Minneapolis, Minnesota. Any action brought by Purchaser to enforce any rights under this Servicing Agreement shall be brought in federal or state court in The Dalles, Oregon.

G.	Force Majeure; Excusable Delays. Any delay hereunder shall be excused to the extent approved in writing by the parties. Any delay in the performance by either party hereto of its obligations hereunder shall be excused when such delay in performance is due to any cause or event of any nature whatsoever beyond the reasonable control of such party, including without limitation any act of God; any fire, flood or weather condition; any earthquake; any act of a public enemy, terrorism, war, insurrection, riot, explosion or strike; any epidemics or pandemics, provided, however, that written notice thereof must be given by such party to the other party within thirty (30) days after the occurrence of such cause or event.

H.	Entire Agreement; Amendment. This Agreement, and any schedules or exhibits hereto, and any amendments thereto, constitutes the entire agreement of the parties with regard to the Plan. Unless any other notice period is provided for herein or as otherwise provided in this Agreement, Elan may amend any term of this Agreement upon providing thirty (30) days’ advance written notice to Correspondent, provided, that Elan may amend any term of this Agreement upon providing thirty (30) days’ advance written notice to Correspondent, provided, that, Elan may immediately amend any term of this Agreement to the extent necessary to comply with the Requirements of Law or order of any authority with regulatory power over Elan (all of the foregoing being hereinafter referred to as “Regulatory Changes”). During the Initial Term, however, Elan will not amend the compensation for Purchased Accounts. Elan will provide Correspondent with written notice of any such amendment. If Elan amends the Agreement, in accordance with the provisions of this section (other than those provisions permitting amendments to address Regulatory Changes), and such amendment would have a material adverse effect on Correspondent’s rights or obligations under this Agreement, Correspondent may terminate this Agreement by providing written notice of termination within thirty (30) days of the effective date of the amendment. Termination will be effective ninety (90) days after Elan’s receipt of notice of termination from Correspondent. Such termination shall not be considered a breach by Correspondent. Elan will not make any amendments to this agreement that are specific to this Agreement solely (not a part of on-going general Elan program management) without the mutual consent of the Correspondent.

I.	No Implied Waiver. No failure by either party to insist upon strict performance of any term or obligation set forth in this Agreement or to exercise any right or remedy under this Agreement, nor acceptance of full or partial performance during continuance of a default, shall constitute a waiver of any such term, obligation, right or remedy, or a waiver of any such default, by the party entitled to rely upon such term or performance of such obligation, to assert such right or remedy, or to act upon such default.

J.	Severability. Should any provision of this Agreement contravene any law, or valid regulation or rule of any regulatory agency or self-regulatory body having jurisdiction over either party hereto (including without limitation rules of the National Associations), or should any provision of this Agreement otherwise be held invalid or unenforceable by a court or other body of competent jurisdiction, then each such provision shall be automatically terminated and performance thereof by both parties waived, and all other provisions of this Agreement shall nevertheless remain in full force and effect.

K.	Compliance with the National Association Regulations. In connection with their performance hereunder, Elan and Correspondent will comply with applicable Operating Regulations of the National Associations as

21of 22

in effect from time to time. To the extent any provision of this Agreement conflicts with such Operating Regulations at any time, this Agreement shall be deemed amended to conform with such Operating Regulations. In furtherance of the foregoing, Elan may notify Correspondent of any such amendment.

L.	Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original.

M.	Limitation of Actions. No cause of action, regardless of form, shall be brought by either party more than one (1) year after the cause of action arises.

N.	WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

O.	Third Party Service Providers. Elan may use any subcontractor or vendor to perform its obligations under this Agreement, but such use may not result in the direct control of Plan administration residing outside Elan.

P.	Construction. Captions contained in this Agreement are for convenience only and do not constitute a limitation of the terms hereof.

22of 22

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

AGREED:

BY COLUMBIA RIVER BANK	BY HOLDING COMPANY
(CORRESPONDENT)	( CORRESPONDENT)

The undersigned agrees to the foregoing terms for and on behalf of itself as Correspondent.	If Correspondent is a “Holding Company”, the undersigned agrees that each of its financial institution subsidiaries and affiliates in existence as of the date of this Agreement, hereto, and any and all financial institution subsidiaries acquired by the undersigned after the date of this Agreement shall be a Correspondent subject to the terms of this Agreement, particularly Section V.B.1. (which list of financial institution subsidiaries and affiliates will be provided to Elan from time to time). Each reference to Correspondent in this Agreement refers to each such subsidiary or affiliate and all terms of this Agreement are enforceable by and/or against each such subsidiary or affiliate. The undersigned shall also be directly responsible to Elan for any and all financial obligations of such subsidiaries and affiliates to Elan hereunder.
By:

Title:

Date:

By:

Title:

Date:

U.S. BANK NATIONAL ASSOCIATION ND D/B/A
ELAN FINANCIAL SERVICES

By:

Title:

Date:

Exhibit A
Definitions
1.	“Account” shall mean a revolving line of credit extended by Elan to a Cardmember accessible by use of a Credit Card bearing the mark of a National Association or Convenience Check.

2.	“Account Advances” shall mean transactions other than Purchases that allow a Cardmember to directly access funds through their Account. Advances may include Account transactions such as cash advances, Convenience Checks, and some Balance Transfers.

3.	“ACH” shall mean Automated Clearing House.

4.	“Acquired Portfolio” shall have the meaning set forth in Section V.B.2.b., hereof.

5.	“Acquired Portfolio Owner” shall have the meaning set forth in Section V.B.2.d., hereof.

6.	“Acquirer’s Portfolio” shall have the meaning set forth in Section V.B.2.e.ii., hereof.

7.	“Affected Party” shall have the meaning set forth in Section IV.G., hereof.

8.	“Assigned Holders” shall have the meaning set forth in Section III.B., hereof.

9.	“Balance Transfers” shall mean the ability of a Cardmember to transfer balances and obligations owed to other companies or financial institutions to the Cardmember’s Account.

10.	“Breach of Security” means, for purposes of Section IV.G., the unauthorized access to or acquisition of any record containing Customer Information consisting of personally identifiable information, whether in paper, electronic, or other form, in a manner that renders misuse of the information reasonably possible.

11.	“Business Account” shall mean one or more Account(s) issued to one or more individual(s) on behalf of a Business Entity who is a customer or member of Correspondent.

12.	“Business Day” shall mean any day (other than Saturday, Sunday or legal holiday in North Dakota) in which national banks are permitted to be open in North Dakota.

13.	“Business Entity” shall mean a federal or state chartered bank or credit union or a business organization, including but not limited to a municipality, governmental agency, partnership, corporation, limited liability company or sole proprietor.

14.	“Cardmember” shall mean, singly or as a group, an applicant(s) whose application is approved by Elan and who receives an Account.

15.	“Cardmember Agreement” shall mean the agreement between the Cardmember and Elan that governs use of an Account.

16.	“Cardholder List” shall mean the list, in any form, of Cardmembers who hold Accounts, which list is Confidential Information of Elan.

17.	“Cash Advance Slip” shall mean a form serving as the Cardmember’s evidence of a cash advance obtained through the use of the Cardmember’s Account.

18.	“Commercial Card Account” shall mean a business purpose charge account (i.e., non-revolving line of credit) (which, in Elan’s case, is established pursuant to any of the Elan “Commercial Product Programs”) which is designed to be used to charge purchases of travel, entertainment and other employer-defined

A-

related goods and services (a “corporate T&E card”) or goods and services related and incidental to the conduct of day-to-day business activities of an employer (a “purchasing card”).
19.	“Competing Arrangement” shall have the meaning set forth in Section V.B.2.a., hereof

20.	“Confidential Information” shall have the meaning set forth in Article IV, hereof.

21.	“Consumer Account” shall mean an Account issued to and in the name of one or more consumer(s) or member(s) who is a customer of Correspondent.

22.	“Control” of an entity means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such entity through ownership of voting securities, contract or otherwise.

23.	“Convenience Check” shall mean a check distributed by Elan to a Cardmember to be used to access the Cardmember’s Account.

24.	“Correspondent” shall have the meaning set forth in the introduction to this Agreement.

25.	“Correspondent Account” shall mean a depository account established with a financial institution designated or approved by Elan for the purpose of receiving or making payments and settling transactions pursuant to this Agreement.

26.	“Correspondent Income” shall have the meaning set forth in Section III.C., hereof.

27.	“Correspondent Marks” shall mean all registered and unregistered trademarks, services marks, trade name, service name, trade dress and internet address or domain name including, but not limited to, the Correspondent name and logo(s), owned and used by Correspondent.

28.	“Correspondent Website” shall mean an internet web site maintained by Correspondent for the purpose of promoting its products and services.

29.	“Credit Card” shall mean an access device used to access an Account bearing Correspondent Marks and either Visa Marks or MasterCard Marks.

30.	“Credit Card Manager” shall have the meaning set forth in Section II.A.4., hereof.

31.	“Customer Information” shall have the meaning set forth in Section IV.A.1.e., hereof.

32.	“Debit Card” shall mean an access device used to access a customer’s or member’s asset account; Debit Card shall not include a Credit Card issued to access an open-ended line of credit.

33.	“Effective Date” shall mean the date first set forth in the introductory paragraph of the Agreement.

34.	“Elan” shall mean U.S. Bank National Association ND d/b/a Elan Financial Services.

35.	“Elan Marks” shall mean all registered and unregistered trademarks, services marks, trade name, service name, trade dress and internet address or domain name, including, but not limited to, the Elan name and logo(s), owned by Elan or an affiliate thereof.

36.	“Elan Website” shall mean the internet web site maintained by Elan for the purpose of promoting the Products, among other services, and to allow Cardmembers to access their Account.

37.	“Excluded Damages” shall have the meaning set forth in Section VIII.F., hereof.

A-

38.	“Full Recourse Account” shall mean an Account for which Correspondent has agreed to assume all risk of credit, fraud or other loss with respect to such Account and indemnify and hold Elan harmless from any loss, claim or damage arising from, or relating to, such Account.

39.	“Full Recourse Agreement” shall mean an agreement between Elan and Correspondent with respect to a Full Recourse Account, which agreement is in a form supplied by or approved by Elan.

40.	“Home Equity Line Account” shall mean an open-ended line of credit issued to Correspondent’s customers or members that is secured by real property and accessible by a card.

41.	“Initial Term” shall have the meaning set forth in Section VI.A., hereof.

42.	“Interchange Fees” shall mean the fees received by Elan as determined by the National Associations that is to be paid by the acquiring institution to the issuing institution.

43.	“Interchange Rate” shall mean the rate that is set and charged by a National Association to an entity that initiates a Card transaction, which is subsequently paid to Elan, the issuer of the Card. The rate is a percentage applied to the dollar value of each transaction for the cost of receiving, balancing and posting Card transactions.

44.	“Link” shall have the meaning set forth in Section II.C.3, hereof.

45.	“MasterCard” shall mean MasterCard International Incorporated.

46.	“MasterCard Marks” shall mean the mark MasterCard, the intertwined circle design and all other service marks or trademarks owned by MasterCard.

47.	“National Associations” shall mean Visa and MasterCard and such other national card association with respect to which Elan becomes an issuer during the term of this Agreement.

48.	“Net Purchase Transactions” shall mean the dollar amount of purchases charged by Cardmembers to an Account during any statement period minus the dollar amount of all chargebacks, refunds, purchase returns and credit (other than payment credits) to the Accounts for such Cardmembers made during the statement period. Net Purchase Transactions shall not include Account Advances.

49.	“Online Account Services” shall mean online system capabilities that Elan provides to Correspondent so that Correspondent may have the ability to systematically access certain Cardmember Account details in order to answer inquiries regarding Accounts (to the extent the Cardmember inquiries may be answered by the Account information available online to Correspondent).

50.	“Operating Regulations” shall have the meaning set forth in Section III.E.1.a., hereof.

51.	“Personalized Collateral” shall have the meaning set forth in Section II.C.2.a., hereof.

52.	“Plan” shall mean the Elan Financial Services Credit Card Plan, pursuant to which Elan offers Products to customers or members of Correspondent.

53.	“Products” shall mean Consumer Accounts and Business Accounts.

54.	“Purchased Accounts” shall mean Accounts that were purchased by Elan from Correspondent as part of a portfolio acquisition subject to a separate agreement executed by the parties.

55.	“Regulatory Changes” shall have the meaning set forth in Section X.H., hereof.

56.	“Renegotiation Event” shall have the meaning set forth in Section III.E.1., hereof.

A-

57.	“Renewal Term” shall have the meaning set forth in Section VI.B., hereof.

58.	“Requirements of Law” means with respect to any party to this Agreement, any law, ordinance, statute, treaty, rule, judgment, regulation or other determination or finding of any arbitrator or governmental authority applicable to or binding upon such party or to which such party is subject, whether federal, state, county, local or otherwise (including, but not limited to, usury laws, the Federal Truth-In-Lending Act, the Fair Debt Collection Practices Act, the Federal Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, the National Bank Act, the Gramm-Leach-Bliley Act, the USA PATRIOT Act, the Sarbanes-Oxley Act, and Regulations B, E, P and Z of the Board of Governors of the Federal Reserve System).

59.	“Restricted Accounts” shall have the meaning set forth in Section V.B.1., hereof.

60.	“Sales Drafts” shall mean paper forms Cardmember use as evidence of purchases made with their Account.

61.	“Settlement Account” shall mean a separate account from the Correspondent Account established for the sole purpose of depositing Cardmember payments accepted by Correspondent.”

62.	“Settlement Date” shall mean the day on or about the seventh (7th) Business Day of each month, on which Elan makes certain payments to or withdrawals from the Correspondent Account, as applicable.

63.	“Termination Date” shall mean the date of termination of the Agreement.

64.	“Visa” shall mean Visa U.S.A., Inc. and Visa International, Inc.

65.	“Visa Marks” shall mean the mark “Visa”, the bands design and all other service marks or trademarks owned by Visa.

A-

SCHEDULE A TO ELAN FINANCIAL SERVICES JOINT MARKETING AGREEMENT
Correspondent Income
This Schedule A to the Elan Financial Services Joint Marketing Agreement between Correspondent and Elan Financial Services (the “Agreement”) sets forth the income to be paid to Correspondent during the term of the Agreement (or for such shorter period as may be specified in the Agreement) for developing new Accounts under the Elan Financial Services Credit Card Plan.
I.	DEFINITIONS
In this Schedule A, terms have the meaning given them under the Agreement and additional terms are defined as follows:

A.	“Business Account Products” means, collectively, Business Card Accounts and Business Reward Card Accounts.

B.	“Business Card Account” means a business purpose Account issued to a Contracting Company but does not include a Business Reward Card Account.

C.	“Business Reward Card Account” means a business purpose Account issued to a Contracting Company associated with a rewards program that allows Cardmembers of a Contracting Company to earn “points” for net purchase dollars charged to their Accounts which points may be redeemed for cash, travel awards, merchandise awards, or other products or services as defined in materials provided to Cardmembers.

D.	“Consumer Account Products” means, collectively, Consumer Card Accounts, Secured Card Accounts, and Consumer Reward Card Accounts.

E.	“Consumer Card Account” means a Consumer Account other than a Secured Card Account or a Consumer Reward Card Account.

F.	“Contracting Company” means a corporation, partnership, sole proprietor, joint venture, government, or government subdivision or agency, or other organization which executes a contract with Elan pursuant to which Elan issues Business Card Accounts or Business Reward Card Accounts to and in the name of individuals designated by that entity.

G.	“Consumer Reward Card Account” means a Consumer Account associated with a program that allows consumer Cardmembers to earn “points” for net purchase dollars charged to their Accounts, which points may be redeemed for cash, travel awards, merchandise awards, or other products or services as defined in materials provided to Cardmembers.

H.	“Interchange” means the fee determined by Visa or MasterCard, as applicable, which is to be paid by the acquiring institution to the issuing institution.

I.	“New Account Incentive Payment” means an incentive payment payable by Elan to Correspondent for specified new Accounts under the Plan, as more particularly described in this Schedule A.

J.	“Secured Card Account” means a Consumer Account established pursuant to the Elan Secured Card program, which is an Account that is secured by funds held in a tied deposit account.
II. INCOME
A.	NEW ACCOUNT INCENTIVE PAYMENTS

Sch A-

A New Account Incentive Payment will be paid, on the Settlement Date, the month following the establishment of a new Account, regardless of whether the Account has been used by the Cardmember. New Account Incentive Payments will not be paid for Purchased Accounts. Correspondent will be paid Incentive Payments for the following new Accounts:
1.	Consumer Account Products except Secured Card Accounts A thirty-five dollar ($35) incentive payment will be paid to Correspondent for each new Consumer Account Product, except Secured Card Accounts, established for an Assigned Holder, provided that the incentive payment will not be paid for Account upgrades, or Accounts attributable to Elan’s acquisition direct mail programs.

2.	Business Account Products A thirty-five dollar ($35) incentive payment will be paid to Correspondent for each new Business Account Product established for an Assigned Holder, provided that the incentive payment will not be paid for Account upgrades, or Accounts attributable to Elan’s acquisition direct mail programs. The Business Account Product must be established contemporaneously with execution of the agreement between Elan and the Contracting Company in order to receive payment.

Correspondent’s aggregate incentive payments for Business Account Products established on behalf of a single Contracting Company are capped at a maximum of twenty (20) Credit Cards. This limitation applies to aggregate Business Card Accounts and Business Reward Card Accounts.

3.	Secured Card Accounts A thirty-five dollar ($35) incentive payment will be paid to Correspondent for each new Secured Card Account established for an Assigned Holder, provided that the incentive payment will not be paid for Accounts attributable to Elan’s acquisition direct mail programs.
B.	ADDITIONAL INCOME

In addition to New Account Incentive Payments, Correspondent will receive twenty-five percent (25%) of the Interchange income earned and fifteen percent (15%) of interest paid on Net Purchase Transactions paid to Elan in connection with the Consumer Card Accounts, Business Card Accounts, Consumer Reward Card Accounts, Business Reward Card Accounts and Secured Card Accounts by Assigned Holders (“Additional Income”). Additional Income will be paid whether the relevant Accounts are Purchased Accounts or new Accounts. Additional Income will be paid to Correspondent on the Settlement Date, the month following when the Interchange income from the Assigned Holders was earned.

Elan may pay Correspondent’s share of interest income to Correspondent upon billing interest to a Cardmember and prior to receipt of payment for the same from such Cardmember. In the event that Elan pays interest income to Correspondent and the Cardmember does not pay timely the interest to which the payment made to Correspondent pertains, Elan may charge the Correspondent Account to recover the interest income paid to Correspondent whether or not any such charge creates an overdraft. Upon receipt of the delinquent interest payment from the Cardmember, Elan shall pay to Correspondent the share of such payment owing to Correspondent on the Settlement Date, the month following when the delinquent interest was paid by the Cardmember.

Sch A-